EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101638, 333-101639 and 333-122110) pertaining to the various stock option, employee stock purchase, and other plans of Neogen Corporation of our report dated August 9, 2005, with respect to the consolidated financial statements and schedule of Neogen Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended May 31, 2005, Neogen Corporation management’s assessment of effectiveness of internal control over financial reporting of Neogen Corporation, and the effectiveness of internal control over financial reporting of Neogen Corporation, filed with Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

Grand Rapids, Michigan

August 9, 2005